                                                                     EXHIBIT 8

                                 ALSTON&BIRD LLP

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com


Philip C. Cook                                        Direct Dial (404) 881-7000

                                January 23, 1998

Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama  35203

First United Bancorporation
304 North Main Street
Anderson, South Carolina  29621

         Re: Proposed Merger of First United Bancorporation with and into Regions Financial Corporation

Ladies and Gentlemen:

         We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of First United Bancorporation ("First United"), a corporation organized and existing under the laws of the South Carolina, with and into Regions. The Merger (as defined below) will be effected pursuant to the Agreement and Plan of Merger by and between First United and Regions, dated as of October 28, 1997 (the "Agreement"). Prior to and in anticipation of the Merger, Community Bank of Greenville, National Association, a wholly-owned subsidiary of First United, will be merged with and into Anderson National Bank ("Anderson"), also a wholly-owned subsidiary of First United (the "Community Merger"). Following the Merger, Anderson and Spartanburg National Bank, also a wholly-owned subsidiary of First United, may both be merged with and into a wholly-owned subsidiary of Regions (the "Bank Mergers"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall

    1211 East Morehead Street        3605 Glenwood Avenue       601 Pennsylvania Avenue, N.W.
       P. O. Drawer 34009             P. O. Drawer 31107          North Building, Suite 250
    Charlotte, NC 28234-4009        Raleigh, NC 27622-1107        Washington, DC 20004-2601
          704-331-6000                   919-420-2200                   202-508-3300
        Fax: 704-334-2014             Fax: 919-881-3175               Fax: 202-508-3333

Regions Financial Corporation
First United Bancorporation
January 23, 1998
Page 2


have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                             INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

         (1)    the Agreement;

         (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on January 23, 1998, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of First United Bancorporation; and

         (3)    such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and First United and through certificates provided by the management of Regions and the management of First United.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, provide a wider array of banking and banking related services to consumers and businesses, and strengthen market position and increase financial resources to meet competitive challenges within the Anderson, South Carolina market area. To achieve these goals, the following will occur pursuant to the Agreement:

         (1) Subject to the terms and conditions of the Agreement, at the Effective Time, First United shall be merged into and with Regions in accordance with the provisions of Section 252 of the DGCL and with the effect provided in
Section 259 of the DGCL and in accordance with Section 33-11-107 of the SCBCA with the effect provided in Section 33-11-106 of the SCBCA (the "Merger"). Regions shall be the Surviving Corporation of the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the Boards of Directors of First United and Regions.


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Regions Financial Corporation
First United Bancorporation
January 23, 1998
Page 3


         (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of First United Common Stock (excluding shares held by First United or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into .5173 of a share of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of the Agreement (the "Exchange Ratio").

         (3) In the event First United changes the number of shares of First United Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         (4) Each of the shares of First United Common Stock held by any First United Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         (5) Any holder of shares of First United Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Sections 33-13-101, et seq. of the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the SCBCA and surrendered to First United the certificate or certificates representing the shares for which payment is being made.

         (6) Notwithstanding any other provision of the Agreement, each holder of shares of First United Common Stock exchanged pursuant to the Merger, or of options to purchase shares of First United Common Stock, who would otherwise have been entitled

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Regions Financial Corporation
First United Bancorporation
January 23, 1998
Page 4


to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

         (7) At the Effective Time, all rights, which are outstanding at the Effective Time, with respect to First United Common Stock pursuant to stock options or stock appreciation rights ("First United Options") granted by First United under the First United Stock Plans whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each First United Option, in accordance with the terms of the First United Stock Plan and stock option agreement by which it is evidenced.

         With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

         (1) The fair market value of the Regions Common Stock and other consideration, if any, received in the aggregate by the stockholders of First United will be approximately equal to the fair market value of the First United Common Stock surrendered in exchange therefor.

         (2) There is no plan or intention on the part of the stockholders of First United who own one percent (1%) or more of First United Common Stock, and to the best of the knowledge of the management of First United, there is no plan or intention on the part of the remaining stockholders of First United to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of First United Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of First United Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding First United Common Stock as of the Effective Time. Moreover, shares of First United Common Stock and shares of Regions Common Stock held by First United


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Regions Financial Corporation
First United Bancorporation
January 23, 1998
Page 5


stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

         (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former First United stockholders.

         (4) Regions has no plan or intention to dispose of any of the assets of First United acquired in the transaction, except for the Bank Mergers, dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C).

         (5) The liabilities of First United assumed by Regions and the liabilities to which the transferred assets of First United are subject were incurred by First United in the ordinary course of its business.

         (6) Following the transaction, Regions will continue the historic business of First United or use a significant portion of First United's historic business assets in a business.

         (7) Regions, First United, and the stockholders of First United will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (8) There is no intercorporate indebtedness existing between First United and Regions that was issued, acquired, or will be settled at a discount.

         (9) First United is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (10) Both the fair market value and the total adjusted basis of the assets of First United transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (11) The payment of cash to First United stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the First United stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be


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Regions Financial Corporation
First United Bancorporation
January 23, 1998
Page 6


issued in the transaction to the First United stockholders in exchange for their shares of First United Common Stock. The fractional share interests of each First United stockholder will be aggregated, and no First United stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

         (12) None of the compensation received by any stockholder-employees of First United will be separate consideration for, or allocable to, any of their shares of First United Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of First United's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any domestic corporation (other than a controlled corporation) owning any United States real property interest, (ii) First United is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which First United is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by First United, in the case of a first-tier subsidiary of First United or by a controlled corporation, in the case of a lower-tier subsidiary.

         (14) Neither Regions nor First United is an investment company. For purposes of the foregoing, an "investment company" is a corporation that is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty percent (50%) and eighty percent (80%) determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns fifty percent (50%) or more


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Regions Financial Corporation
First United Bancorporation
January 23, 1998
Page 7


of the combined voting power of all classes of stock entitled to vote or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding.

         (15) The Agreement represents the entire understanding of First United and Regions with respect to the Merger.

                                    OPINIONS

         Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and First United (including the representation that First United stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

         (1) Provided the Merger qualifies as a statutory merger under the DGCL and the SCBCA, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. First United and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The stockholders of First United will recognize no gain or loss upon the exchange of all of their First United Common Stock solely for shares of Regions Common Stock.

         (3) The basis of the Regions Common Stock received by the First United stockholders in the Merger will, in each instance, be the same as the basis of the First United Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (4) The holding period of the Regions Common Stock received by the First United stockholders will, in each instance, include the period during which the First United Common Stock surrendered in exchange therefor was held, provided that the First United Common Stock was held as a capital asset on the date of the exchange.

         (5) The payment of cash to First United stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code.

         (6) Where solely cash is received by a First United stockholder in exchange for First United Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's First United Common Stock, subject to the provisions and limitations of
Section 302 of the Code.


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Regions Financial Corporation
First United Bancorporation
January 23, 1998
Page 8


         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to the Community Merger or Bank Mergers, intercompany transactions, accounting methods, bad debt reserves, or changes in accounting methods resulting from the Merger.

         This opinion is being provided solely for the benefit of Regions, First United and First United's stockholders. No other person or party shall be entitled to rely on this opinion.

         We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.

                                                   Very truly yours,

                                                   ALSTON & BIRD LLP

                                                   By:  /s/ Philip C. Cook
                                                       ------------------------
                                                       Philip C. Cook